As filed with the Securities and Exchange Commission on March 9, 2012

Registration No. 333-179653

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

To

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Citrix Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	75-2275152
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

851 West Cypress Creek Road Fort Lauderdale, Florida 33309 (Address of Principal Executive Offices) (Zip Code)

RingCube Technologies, Inc. 2011 Restricted Stock Unit Plan

Novel Labs, Inc. Amended and Restated 2007 Stock Incentive Plan

Novel Labs, Inc. 2011 Restricted Stock Unit Plan

App-DNA Group Limited 2011 Restricted Stock Unit Plan

(Full Title of the Plan)

David R. Friedman

Senior Vice President, Human Resources and General Counsel

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

(Name and Address of Agent for Service of Process)

(954) 267-3000

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Stuart M. Cable, Esq.

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, Massachusetts 02109

Tel: (617) 570-1000

Fax: (617) 523-1231

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (5)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $.001 par value (1)	58,439	$73.61	(6)	$4,301,694.79	(6)	$492.98
Common Stock, $.001 par value (2)	390,775	$18.28	(7)	$7,143,367.00	(7)	$818.63
Common Stock, $.001 par value (3)	180,697	$73.61	(6)	$13,301,106.17	(6)	$1,524.31
Common Stock, $.001 par value (4)	114,487	$73.61	(6)	$8,427,388.07	(6)	$965.78
Total	744,398			$33,173,556.03		$3,801.70	(8)

(1)	Pursuant to an Agreement and Plan of Merger, dated as of August 4, 2011, by and among Citrix Systems, Inc. (the “Registrant”), Rudd Acquisition Corporation, RingCube Technologies, Inc., and the Stakeholder Representative, the Registrant assumed all of the awards of restricted stock units under the RingCube Technologies, Inc. 2011 Restricted Stock Unit Plan (the “RingCube Plan”). Effective August 9, 2011, all of the restricted stock units issued under the RingCube Plan were converted into the right to receive up to 58,439 shares of the Registrant’s Common Stock.
(2)	Pursuant to an Agreement and Plan of Merger, dated as of September 30, 2011 (the “Novel Merger Agreement”), by and among Citrix Systems, Inc. (the “Registrant”), Seavey Acquisition Corporation, Novel Labs, Inc. and the Stockholder Representative, the Registrant assumed each option under the Novel Labs, Inc. Amended and Restated 2007 Stock Incentive Plan (the “Novel Plan”) that was outstanding on October 11, 2011. Effective October 11, 2011, the options issued under the Novel Plan and assumed by the Registrant pursuant to the Novel Merger Agreement are exercisable for 390,775 shares of the Registrant’s Common Stock.
(3)	Pursuant to the Novel Merger Agreement, the Registrant assumed all of the awards of restricted stock units under the Novel Labs, Inc. 2011 Restricted Stock Unit Plan (the “Novel RSU Plan”). Effective October 11, 2011, all of the restricted stock units issued under the Novel RSU Plan were converted into the right to receive up to 180,697 shares of the Registrant’s Common Stock.
(4)	Pursuant to a Share Purchase Agreement, dated as of October 25, 2011, by and among Citrix Systems UK Limited, a wholly-owned subsidiary of the Registrant, the Registrant, App-DNA Group Limited, the Sellers and the Seller Representative, the Registrant assumed all of the awards of restricted stock units under the App-DNA Group Limited 2011 Restricted Stock Unit Plan (the “App-DNA RSU Plan”). Effective November 9, 2011, all of the restricted stock units issued under the Novel RSU Plan were converted into the right to receive up to 114,487 shares of the Registrant’s Common Stock.
(5)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the RingCube Plan, the Novel Plan, the Novel RSU Plan or the App-DNA RSU Plan, as applicable, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.
(6)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h)(1) and 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), and based upon the average of the high and low prices of the Common Stock reported on the Nasdaq Global Select Market on February 22, 2012.
(7)	This estimate is made pursuant to Rule 457(h) under the Securities Act, solely for the purpose of determining the registration fee. The price per share and aggregate offering price are based upon the exercise price of the related options granted under the Novel Plan. See the Explanatory Note included herein for further information.
(8)	$2,989.88 of the aggregate registration fee was previously paid by the Registrant in connection with the original filing of the Registration Statement on February 23, 2012.

EXPLANATORY NOTE

On February 23, 2012, the Registrant filed a Registration Statement on Form S-8 (Registration No. 333-179653) (the “Registration Statement”). This Post-Effective Amendment No. 1 to the Registration Statement is being filed solely to correct an error set forth in the Registration Statement regarding the Proposed Maximum Offering Price Per Share for the registration of 390,775 shares of common stock, par value $.001 per share of the Registrant (the “Shares”), included in the second line of the Calculation of Registration Fee table. Such error has been corrected herein to indicate that the proposed Maximum Offering Price Per Share of the Shares is $18.28 and, as a result, the Proposed Maximum Aggregate Offering Price and Amount of Registration Fee are as set forth in the revised table.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, in the State of Florida, on this 9th day of March, 2012.

CITRIX SYSTEMS, INC.

By:	/s/ David J. Henshall
David J. Henshall
Executive Vice President, Operations and
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 has been signed by the following persons in the capacities below on the 9th day of March, 2012.

Name	Title(s)

*	President, Chief Executive Officer and Director (Principal Executive Officer)
Mark B. Templeton

Chairman of the Board of Directors
Thomas F. Bogan

Director
Nanci Caldwell

*	Director
Murray J. Demo

*	Director
Stephen M. Dow

*	Director
Asiff S. Hirji

*	Director
Gary E. Morin

*	Director
Godfrey R. Sullivan

/s/ David J. Henshall	Executive Vice President, Operations and Chief Financial Officer (Principal Financial and Principal Accounting Officer)
David J. Henshall

*By:	/s/ David J. Henshall
David J. Henshall Attorney-in-fact pursuant to Power of Attorney included on the signature page of the Registration Statement on Form S-8 filed on February 23, 2012

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